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                                                                     EXHIBIT 3.3



                          HOMECOM COMMUNICATIONS, INC.

                CERTIFICATE OF DESIGNATION, RIGHTS, PREFERENCES,
                  QUALIFICATIONS, LIMITATIONS AND RESTRICTIONS
                                       OF
                      SERIES A CONVERTIBLE PREFERRED STOCK


1.       DESIGNATION.

         Twenty thousand (20,000) shares of the Corporation's authorized but unissued $.01 par value per share preferred stock are hereby designated Series A Convertible Preferred Stock (the "Series A Preferred Stock").

2.       DIVIDENDS.

         The holders of the Series A Preferred Stock shall be entitled to receive dividends pari passu, on an as-converted basis, with any dividend which shall be declared and paid upon or set aside for the Common Stock in any year, when, as, and if declared by the Board of Directors of the Corporation out of funds legally available for that purpose, with each share of Series A Preferred Stock being entitled to receive dividends based on the number of shares of Common Stock into which a share of Series A Preferred Stock could be converted on the record date for the dividend. Dividends shall be payable in cash, stock or otherwise in an amount not less than the per share amount, if any, of any cash, stock, or other dividend declared on the Common Stock during such fiscal year.

3.       LIQUIDATION RIGHTS.

                  3.1 In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or not, the holders of Series A Preferred Stock shall be entitled to receive, before any amount shall be paid to holders of Common Stock, an amount per share equal to $100.00 for each outstanding share of Series A Preferred Stock as equitably adjusted for stock splits, combinations or similar events and hereafter individually referred to as the "Original Issue Price") plus, in each case, all declared and unpaid dividends, if any (such amount being herein referred to as the "Series A Preference"). If, upon the occurrence of a liquidation, dissolution or winding up, the assets and surplus funds distributed among the holders of Series A Preferred Stock shall be insufficient to permit the payment to such holders of the full amount of the Series A Preference, then the entire assets and surplus funds of the Corporation legally available for distribution shall be distributed ratably among the holders of Series A Preferred Stock based upon the aggregate Original Issue Price of Series A Preferred Stock held by each holder. If, upon the occurrence of a liquidation, dissolution or winding up, after the payment to the holders of all series of Preferred Stock of the full amount of the Series A Preference, assets or surplus funds remain in the Corporation, all such remaining assets and surplus funds shall be distributed ratably among the holders of the Common Stock.
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                  3.2. For purposes of Section 3.1, a liquidation, dissolution or winding up of the Corporation shall be deemed to be occasioned by, and to include, the Corporation's sale of all or substantially all of its assets or the acquisition of the Corporation by another entity by means of merger, consolidation or reorganization (other than a merger which solely effects a change of domicile) or consolidation, where, after such merger or consolidation, less than fifty percent (50%) of the surviving entity is held by persons who were shareholders of the Corporation immediately before the merger, consolidation or reorganization.

4.       VOTING RIGHTS.

         Each holder of shares of Series A Preferred Stock shall be entitled to the number of votes equal to the number of full shares of Common Stock into which such holder's shares of Series A Preferred Stock could be converted on the record date for the vote or written consent of shareholders and, except as otherwise required by law, shall have voting rights and powers equal to the voting rights and powers of the Common Stock. Each holder of Series A Preferred Stock shall be entitled to notice of any shareholders' meeting in accordance with the bylaws of the Corporation and shall vote together with (and not as a separate class from) holders of the Common Stock upon all other matters submitted to a vote of shareholders. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares of Common Stock into which shares of Series A Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half rounded upward to one).

5.       CONVERSION.

         The holders of the Series A Preferred Stock have conversion rights as follows (the "Conversion Rights"):

                  5.1 Right to Convert. Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, in accordance with the Conversion Table set forth in Section 5.2 hereof, at the office of the Corporation or any transfer agent for the Series A Preferred Stock into a number of shares of Common Stock equal to the quotient of (a) the product of the number of shares of Series A Preferred Stock being converted multiplied by $100 divided by (b) the then-applicable Conversion Price. The Conversion Price shall equal the lesser of: (i) 80% of the average Closing Price (as defined below) for the five trading days ending on the day the Company actually receives a Conversion Notice (as defined in Section 5.3 hereof), or (ii) 110% of the Closing Price on the closing date of the sale of the Series A Preferred Stock. As used herein, the term "Closing Price" means the closing bid price of the Corporation's Common Stock on The Nasdaq SmallCap Market or such other exchange on which the Corporation's Common Stock is then listed on the trading day for which such closing bid price is being determined, as reported by Nasdaq or a reputable financial reporting service. Upon conversion, all declared and unpaid dividends on the Series A Preferred Stock shall be paid, to the extent funds are legally available therefor, either in cash or in shares of Common Stock of the Corporation, at the election of the Corporation, wherein the shares of Common Stock shall be valued at the Closing Price on the day the Corporation actually receives a Conversion Notice.


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         5.2  Conversion Table. The Series A Preferred Stock shall be convertible into shares of Common Stock according to the following conversion table (the "Conversion Table"): (i) the first one-half at any time on or after the effective date (the "Registration Effective Date") plus 30 days of a registration statement under the Securities Act of 1933, as amended, covering the offer and sale of shares of the Corporation's Common Stock issuable upon conversion of the Corporation's 5% convertible debentures (the "Debentures") issued on September 22, 1997, and (ii) the second one-half at any time on or after the Registration Effective Date plus 60 days. Notwithstanding the foregoing, the Series A Preferred Stock shall not be convertible into shares of Common Stock under any circumstances until the later of (x) 150 days after the closing date of the sale of the Debentures pursuant to that certain 5% Convertible Debenture Purchase Agreement dated as of September 19, 1997 among the Corporation and certain investors or (y) 30 days after the Registration Effective Date.

         5.3 Mechanics of Conversion. No fractional shares of Common Stock shall be issued upon conversion of Series A Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled (after aggregating all shares of Series A Preferred Stock held by such holder such that the maximum number of whole shares of Common Stock is issued to such holder upon conversion), the Corporation shall pay cash equal to such fraction multiplied by the Closing Price on the day the Corporation actually receives a Conversion Notice. Before any holder of Series A Preferred Stock shall be entitled to convert the same into full shares of Common Stock and to receive certificates therefor, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series A Preferred Stock, and shall give written notice ("Conversion Notice") to the Corporation at such office (the Conversion Notice shall be given by either physical delivery or facsimile to the Corporation at (404) 237-3060, Attn:
President, with a copy to (404) 365-9532, Attn: Oby T. Brewer III, (or at such other numbers as may be identified by written notice to the holders of Series A Preferred Stock) and if by facsimile, physical delivery must follow within three
(3) business days after the date of facsimile transmission at such address as may be identified by written notice to the holders of Series A Preferred Stock) that it elects to convert the same; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such automatic conversion unless the certificates evidencing such shares of Series A Preferred Stock are either delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates.

         The Corporation shall, as soon as practicable after such delivery, or after such agreement and indemnification, cause its transfer agent to issue and deliver at such office to such holder of Series A Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the day the Corporation actually receives a Conversion Notice, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion


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shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

         5.4  Adjustments of Conversion Price for Diluting Issues.

         (a) Adjustments for Subdivisions, Combinations or Consolidations of Common Stock. In the event the outstanding shares of Common Stock shall be subdivided (by stock split, stock dividend or otherwise), into a greater number of shares of Common Stock, the Conversion Price then in effect shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, the Conversion Price then in effect shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

         (b) Adjustments for Other Distributions. In the event the Corporation at any time or from time to time makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, any distribution payable in securities of the Corporation other than shares of Common Stock and other than as otherwise adjusted in this Section 5, (and provision is not made for payment of such distribution to holders of the Series A Preferred Stock on an as-converted basis) then and in each such event provision shall be made so that the holders of Series A Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation which they would have received had their shares of Series A Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 5 with respect to the rights of the holders of the Series A Preferred Stock.

         (c) Adjustments for Reclassification, Exchange and Substitution. If the Common Stock issuable upon conversion of the Series A Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision, combination or consolidation of shares provided for above), the Conversion Price then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted such that the Series A Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of such shares of Series A Preferred Stock immediately before that change.

         5.5. No Impairment. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of


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this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A Preferred Stock against impairment.

6.       REDEMPTION

         6.1 Optional Redemption. Notwithstanding any other provision hereof to the contrary, the Corporation shall have the right to call for redemption all or any part of the outstanding Series A Preferred Stock, at any time or from time to time, including after receipt of a Conversion Notice, prior to the issuance shares of Common Stock upon conversion of the Series A Preferred Stock. The redemption price (the "Redemption Price") for each share of Series A Preferred Stock redeemed pursuant to this Section 6 shall be equal to (a) the sum of $100 per share, plus all accrued but unpaid dividends thereon up to and including the Redemption Date (as defined below), multiplied by (b) one hundred twenty-five (125%) percent. The Redemption Price shall be payable in cash within ten (10) business days following the date the Corporation initiates the delivery of a Redemption Notice (as defined below) to the holders of Series A Preferred Stock.

         6.2 Equitable Adjustment. The Redemption Price set forth in this
Section 6 shall be subject to equitable adjustment whenever there shall occur a stock split, stock dividend, combination, reorganization, recapitalization, reclassification or other similar event involving a change in the Corporation's securities.

         6.3 Redemption Notice. In the event the Corporation elects to exercise its optional redemption rights pursuant to Section 6.1 hereof, the Corporation shall give written notice by facsimile, registered or certified U. S. Mail, or reputable overnight courier (hereinafter referred to as the "Redemption Notice") to each holder of record of the Series A Preferred Stock, at its address shown on the records of the Corporation, not less than five (5) days prior to the redemption date stated therein. The Redemption Notice shall contain (i) the number of shares of Series A Preferred Stock held by the holder being redeemed by the Corporation, (ii) the applicable Redemption Price, and (iii) the effective date of the redemption (the "Redemption Date").

         6.4 Surrender of Certificates. On or before the Redemption Date, each holder of shares of Series A Preferred Stock to be redeemed shall surrender the certificate(s) representing such shares to the Corporation at its principal place of business, and, on the Redemption Date, the Redemption Price for such shares as set forth in this Section 6 shall be paid in readily available funds to, or to the order of, the person whose name appears on such certificate(s) and each surrendered certificate shall be cancelled and retired.

         6.5 Dividends after Redemption. From and after the Redemption Date, no shares of Series A Preferred Stock subject to redemption shall be entitled to any further dividends and all rights of the holders of such shares shall cease with respect to such shares subject to payment of the Redemption Price for such shares.



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7.       NO REISSUANCE OF SERIES A PREFERRED STOCK.

         No share or shares of Series A Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion, or otherwise shall be reissued as Series A Preferred Stock having the designations set forth herein; provided, however, that all such shares shall be eligible for reissuance as preferred stock having such designations, rights, preferences, qualifications, limitations and restrictions as the Board of Directors of the Corporation may determine from time to time.

8.       RESIDUAL RIGHTS.

         All rights accruing to the outstanding shares of the Corporation not expressly provided for to the contrary herein shall be vested with the Common Stock.

         This Certificate of Designation of stock was duly adopted on December 19, 1997 by the Board of Directors prior to the issuance of shares of Series A Preferred Stock. Shareholder action was not required.

                            [SIGNATURE ON NEXT PAGE]




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         IN WITNESS WHEREOF, the Corporation has caused this Certificate of
Designation to be executed by its duly authorized officer as of the 19th day of December, 1997.


                                           HOMECOM COMMUNICATIONS, INC.



                                           By:
                                              ---------------------------------
                                                  Harvey W. Sax, President





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